145 Rio Robles  /  San Jose, CA 95134  /  +1-408-579-2800  /  www.extremenetworks.com

                                                                                                                                                        Exhibit 10.3

August 4, 2015

Dear Bob,

Thank you for your commitment to Extreme and your dedication over the past year in particular. You are a critical part of the team we are building to take this company forward.  I am pleased to confirm the following compensation information for you:

FY16 Stock Grant: 80,000 Time Based RSUs and 80,000 Performance Stock Units (PSUs)

•	80,000 RSUs will vest annually in three (3) equal annual increments over three (3) years.
•

You are also eligible for an additional 80,000 PSUs subject to Extreme’s achievement of a stock price of $3.50 and meeting or exceeding that price for 30 consecutive trading days at any point during period of 8/15/2015 to 2/15/2017.

•	If/when the price hurdle is achieved (prior to 2/15/17), 1/3 of the awards will vest immediately; 1/3 will vest on 8/15/17; the final 1/3 will vest on 8/15/18.
•

All vesting and rights to exercise any Restricted Stock offered hereunder will also be subject to your continued employment with the Company at the time of vesting.  Your Restricted Stock grant is further conditioned on your execution of the Company’s standard form of employee restricted stock agreement, and will be governed by and subject to the terms of that agreement.

FY16 Extreme Bonus Plan:

Effective July 1, 2015, you will be eligible to participate in the Extreme Bonus Plan with an annual target of 100% of your base salary compensation (currently, $345,000).  With your participation in the Extreme Bonus Plan and also Effective July 1 2015, you will no longer participate in and/or be eligible for the Company’s sales compensation plan.

All other terms and conditions of your employment will remain in full force and effect.

I look forward to your on-going contributions and leadership. Together, I believe we can MAKE IT HAPPEN.

Sincerely,

/S/   Ed Meyercord

Ed Meyercord

CEO

EM/lh

Cc:  Human Resources